Exhibit 23.10
December 14, 2009
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Re:	Consent of National Association of Real Estate Investment Trusts (NAREIT)
Ladies and Gentlemen:
     We understand that Terreno Realty Corporation (“the Company”) is intending to file a Registration Statement on Form S-11 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of certain shares of common stock. National Association of Real Estate Investment Trusts (“NAREIT”) hereby consents to the use by the Company of the following information in the Registration Statement and related prospectus, and any amendments or supplements thereto, to be filed with the Securities and Exchange Commission:
•	“According to the National Association of Real Estate Investment Trusts, or NAREIT®, as of October 2009, the seven publicly traded industrial equity REITs in the U.S. have an average debt ratio of 59.0%, with a range of 42.6% to 87.7%.”

•	Any updates to the data above.
     In giving such consent, NAREIT does not hereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act. NAREIT hereby consents to the filing of this consent as an exhibit to the Registration Statement and related prospectus, and any amendments of supplements thereto, to be filed with the Securities and Exchange Commission.
     We understand that the Company’s intent to file the Registration Statement is highly confidential. We will not disclose any information about the Company’s intent to file the Registration Statement.
[Signature Page Follows]

NATIONAL ASSOCIATION OF REAL ESTATE INVESTMENT TRUSTS (NAREIT)
By:	/s/ Tony M. Edwards
	Name:	Tony M. Edwards
	Title:	Executive Vice President and General Counsel

Signature Page to Consent